                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(3)(2))

     [ ]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         INSITUFORM TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.
    [ ]  Fee computed on table below per Exchange Act Rules
         14a-6(i)(1) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
         ------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:
         ------------------------------------------------------------
    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         ------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
         ------------------------------------------------------------
    (5)  Total fee paid:
         ------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials.

    [ ]  Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for
         which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
         Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:
         ------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
         ------------------------------------------------------------
    (3)  Filing Party:
         ------------------------------------------------------------
    (4)  Date Filed:
         ------------------------------------------------------------

                         INSITUFORM TECHNOLOGIES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 26, 1999

                            ------------------------

                                                          Chesterfield, Missouri
                                                                  April 16, 1999

TO THE HOLDERS OF COMMON STOCK
  OF INSITUFORM TECHNOLOGIES, INC.:

     The Annual Meeting of the Stockholders of Insituform Technologies, Inc. (the "Company") will be held at the Frontenac Hilton-St. Louis, 1335 South Lindbergh Boulevard, St. Louis, Missouri, on Wednesday, May 26, 1999, at 10:00 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

          (1) To elect nine directors of the Company for the ensuing year and until their respective successors are elected and have qualified;

          (2) To consider and take action upon a proposal to approve and adopt an amendment, heretofore approved by the Board of Directors, to the By-laws of the Company providing procedures for nominations for election of directors and the filling of vacancies on the Board of Directors, such amendment to be conditioned upon the approval by the stockholders of the Company of proposal (3) set forth in this Notice;

          (3) To consider and take action upon a proposal to approve and adopt an amendment, heretofore approved by the Board of Directors, to the Company's Certificate of Incorporation in order to conform the filling of vacancies on the Board of Directors to the procedures set forth in the By-laws of the Company, such amendment to be conditioned upon the approval by the stockholders of the Company of proposal (2) set forth in this notice; and

          (4) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on April 8, 1999 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors

                                          HOWARD KAILES
                                          Secretary

     You are cordially invited to attend the Meeting in person. If you do not expect to, please mark, sign and date the enclosed form of Proxy and mail in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                                PROXY STATEMENT

     This Proxy Statement, which will be mailed on or about April 16, 1999 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Insituform Technologies, Inc. for use at the 1999 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on May 26, 1999 and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive office is located at 702 Spirit 40 Park Drive, Chesterfield, Missouri 63005.

     At the close of business on April 8, 1999, the record date stated in the
accompanying Notice, the Company had outstanding           shares of class A
common stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of voting stock outstanding other than the Common Stock.

     A majority of the issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality vote. Neither the proposed amendment to the Company's By-laws (the "By-Law Amendment"), nor the proposed amendment to the Company's Certificate of Incorporation (the "Charter Amendment"), will be made effective until it is approved and adopted by the holders of a majority of the outstanding shares of Common Stock. The approval of the By-Law Amendment is conditioned upon the approval of the Charter Amendment, and the approval of the Charter Amendment is conditioned upon the approval of the By-Law Amendment.

     Abstentions and broker non-votes (as hereinafter defined) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote at the Meeting against approval of the By-Law Amendment and the Charter Amendment. In the election of directors, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on such matter.

                           I.  ELECTION OF DIRECTORS

     At the Meeting, stockholders will elect nine directors each to serve a term of one year and until a successor has been elected and has qualified. It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of the nine nominees listed in the following table, unless otherwise instructed in such proxy. Each such nominee is presently serving as a director of the Company. The Company's Board of Directors has no reason to believe that any of the nominees listed in the following table will be unable or will decline to serve. In case any of the nominees is unable or declines to serve, the persons named in the accompanying form of proxy will vote the shares represented by such proxy for another person duly nominated by the Company's Board of Directors in such nominee's stead, or, if no other person is so nominated, to vote such shares only for the remaining nominees.

CERTAIN INFORMATION CONCERNING NOMINEES AND DIRECTORS

     Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company:

          ROBERT W. AFFHOLDER, age 63; Senior Executive Vice President of the Company since 1996; Senior Vice President -- Chief Operating Officer of North American Contracting Operations of the

     Company from 1995 to 1996; Vice Chairman, Insituform Mid-America, Inc. ("IMA") from prior to 1994 to 1995; President of IMA from 1994 to 1995; Director of the Company since 1995.

          PAUL A. BIDDELMAN, age 53; President, Hanseatic Corporation (private investment company) since 1997, and Treasurer from prior to 1994 to 1997;
     Director: Celadon Group, Inc., Electronic Retailing Systems International, Inc., Premier Parks Inc., Petroleum Heat & Power Company, Inc., Star Gas LLC (general partner of Star Gas Partners, L.P.); Director of the Company since 1988.

          STEPHEN P. CORTINOVIS, age 49; Vice President International and President-Europe, Emerson Electric Co. since prior to 1994; Director of the Company since 1997.

          ANTHONY W. HOOPER, age 51; Chairman of the Board of the Company since 1997 and President and Chief Executive Officer of the Company since 1996; Senior Vice President Marketing and Senior Vice President -- Marketing and Technology of the Company, successively, from prior to 1994 to 1996; Director of the Company since 1996.

          THOMAS N. KALISHMAN, age 35; Manager, Harcourt Telco LLC (telecommunications company) since January 1999; President of the Company's United Pipeline Systems division during 1998; Director-East Group of North American Pipe Rehabilitation of the Company from 1997 to 1998; Operations Manager-Southeast Region of the Company from 1995 to 1996; General Manager-Puerto Rico subsidiary of IMA from 1994 to 1995; Director of the Company since 1998.

          SILAS SPENGLER, age 68; Managing Director, Webb Johnson Associates, Inc. (executive recruiter) since 1997; Principal, Sullivan Associates, Inc. (board of directors search firm) from 1994 until 1997; prior thereto, partner in, successively, Spengler Carlson Gubar Brodsky & Frischling and in Reid & Priest (attorneys); Director of the Company since 1987.

          SHELDON WEINIG, age 71; Adjunct Professor at Columbia University since 1994 and at State University of New York, Stony Brook, since prior to 1994; Consultant, Sony Engineering and Manufacturing of America from 1994 to 1996; Director: Aseco Corporation, Intermagnetics General Corporation, Kentek Information Systems, Inc., U.S. Cast Polymers, Inc., Electronic Retailing Systems International, Inc.; Director of the Company since 1992.

          RUSSELL B. WIGHT, JR., age 60; General Partner, Interstate Properties (real estate development and construction) since prior to 1994; Director:
     Vornado Realty Trust, Alexander's, Inc.; Director of the Company since
     1992.

          ALFRED L. WOODS, age 55; President, Woods Group (management consultant) since 1995; President and Chief Operating Officer, WSR Corporation (holding company for specialty retail properties) from prior to 1994 to 1995; Director of the Company since 1997.

     The Company's directors have been designated for appointment to the Board of Directors in accordance with the provisions of an agreement dated July 25, 1997, as amended (the "Settlement Agreement"), entered into by the Company with Jerome Kalishman, Nancy F. Kalishman, The Jerome and Nancy Kalishman Family Fund, Xanadu Investments L.P. and Robert W. Affholder (collectively, the "Kalishman/Affholder Group"), Paul A. Biddelman, Stephen P. Cortinovis, Anthony
W. Hooper, Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr. and Alfred L. Woods. Under the Settlement Agreement, the Kalishman/Affholder Group agreed to end the pending proxy contest with respect to the election of directors at the Company's 1997 annual meeting of stockholders (the "1997 Annual Meeting") and not to engage, prior to the Meeting, in certain activities in opposition to the Company's management. The Company agreed, pursuant to the Settlement Agreement, to make certain changes in the structure and composition of the Board of Directors including: (i) reducing the size of the Board from thirteen to eight directors, such number increasing automatically to nine directors upon the appointment of an additional nominee to the Board in the manner described in the Settlement Agreement; (ii) eliminating classification of the Board; and (iii) designating specific individuals to be nominated by the Company until the Meeting to serve on the Board, and providing a new means for filling vacancies which may occur on the Board.

     In addition, the Settlement Agreement provides that if, during the period ending immediately prior to the Meeting, any director then in office resigns or is unable to serve for any reason, such vacancy will be filled only with a designee chosen by both members of the current Nominating Committee of the Company's Board of Directors, as constituted pursuant to the Settlement Agreement (the "Settlement Nominating Committee"), subject to specified dispute resolution procedures and the confirmation of the Board of Directors that such person possesses no characteristics that would disqualify him or her under applicable law from service as a director, and thereafter the Company will nominate and recommend such designee for election to the Board of Directors. The Settlement Agreement provides that the Company will nominate and recommend for re-election to the Board of Directors at the Meeting the then incumbent members of the Board.

     Pursuant to the Settlement Agreement, Messrs. Affholder, Biddelman, Cortinovis, Hooper, Spengler, Weinig and Wight were nominated for election at the 1997 Annual Meeting. Mr. Woods was designated for appointment to the Board of Directors subsequent to the 1997 Annual Meeting in accordance with the provisions of the Settlement Agreement. All of the foregoing directors were re-nominated for election at the Company's 1998 annual meeting of stockholders and, in December 1998, Thomas N. Kalishman was appointed to fill the vacancy on the Board of Directors created by the death of Jerome Kalishman, his father.

     See "Information Concerning Certain Stockholders" below for information concerning certain voting, standstill and related agreements entered into by the parties to the Settlement Agreement.

     No family relationship exists between any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     During the year ended December 31, 1998, the Board of Directors of the Company held ten meetings, and took action by unanimous written consent on three occasions. No current director attended fewer than 75% of the aggregate number of meetings of the Board of Directors of the Company and meetings of committees of the board on which such person served which were held during the period that he served.

     The members of the Audit Committee of the Board of Directors are Paul A. Biddelman, Silas Spengler and Sheldon Weinig. The Audit Committee is responsible for overseeing that management fulfills its responsibilities in connection with the preparation of the consolidated financial statements of the Company and its subsidiaries. The committee's functions include making recommendations to the board regarding the engaging and discharging of the Company's independent auditors, reviewing with the independent auditors the plan and the results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving the professional services provided by the independent auditors, reviewing the independence of the independent auditors, and reviewing the adequacy of the Company's system of internal accounting controls. During the year ended December 31, 1998, the Audit Committee held one meeting.

     The members of the Compensation Committee of the Board of Directors are Robert W. Affholder, Stephen P. Cortinovis and Alfred L. Woods. The functions of the Compensation Committee include making recommendations to the Board of Directors of the Company regarding the salaries, bonuses, fringe benefits or compensation of any kind for the officers and directors of the Company. During the year ended December 31, 1998 the Compensation Committee held ten meetings.

     The members of the Settlement Nominating Committee of the Board of Directors are Russell B. Wight, Jr. and Robert W. Affholder, the latter of whom, in accordance with the provisions of the Settlement Agreement, was appointed to the committee in December 1998 to fill the vacancy created by the death of Jerome Kalishman. Under the Settlement Agreement, the Settlement Nominating Committee selects designees to fill vacancies on the Board of Directors, subject to confirmation by the Board of Directors, as described above under "Certain Information Concerning Nominees and Directors." Under the Settlement Agreement, the Settlement Nominating Committee is not authorized to consider nominees recommended by security holders. During the year ended December 31, 1998, the Settlement Nominating Committee held one meeting.

DIRECTOR COMPENSATION

     Each director of the Company who is not an operating officer of the Company is entitled to receive compensation in the amount of $16,000 per annum and $1,500 per meeting of the Board of Directors, or committee of the Board, attended by such director ($750 in the case of telephonic meetings and committee meetings held in conjunction with Board meetings), plus reimbursement of his expenses.

     In December 1998, the Company granted options under its 1992 Director Stock Option Plan (the "Director Plan") covering 15,000 shares of Common Stock to each of Robert W. Affholder, Paul A. Biddelman, Stephen P. Cortinovis, Anthony W. Hooper, Thomas N. Kalishman, Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr. and Alfred L. Woods. All such options are currently exercisable at a price per share equal to $13.81, the closing price per share of the Common Stock on The Nasdaq National Market on the date of grant, and expire ten years from the date of grant.

     Messrs. Cortinovis and Woods hold options granted under the Director Plan in November 1997 covering 14,000 shares of Common Stock, and Messrs. Affholder, Biddelman, Spengler, Weinig and Wight hold options granted under the Director Plan at the same time covering 9,000 shares, all of which are exercisable at a price per share equal to $8.75, the closing price per share of the Common Stock on The Nasdaq National Market on the date of grant, and expire ten years from the date of grant. The Company contemporaneously granted options under the Director Plan, on the same terms, covering 49,000 shares of Common Stock to Mr. Hooper.

     Mr. Hooper also holds a ten-year option covering 125,000 shares of Common Stock granted to him under the Director Plan in July 1998 in connection with his execution of a new employment arrangement as Chairman of the Board, President and Chief Executive Officer, which is exercisable at a per share price of $13.50, the closing price of the Common Stock on The Nasdaq National Market on the date of grant, became exercisable with respect to one-quarter of such shares upon grant and will become exercisable with respect to an additional one-quarter of such shares on the second through fourth anniversaries, respectively, of the date of grant. In November 1996, in connection with the appointment of Mr. Hooper as President of the Company and a director, the Company granted to him under the Director Plan: (x) a five-year option covering 100,000 shares of Common Stock, exercisable at a per share price of $7.19 (equal to the closing price of the Common Stock on The Nasdaq National Market on the date of grant), becoming exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the first through fourth anniversaries, respectively, of the date of grant, and (y) an additional six-year option covering 50,000 shares of Common Stock exercisable at a per share price of $15.00, becoming exercisable with respect to 10%, 20%, 30% and 40% of the number of shares covered on the second through fifth anniversaries, respectively, of the date of grant. Such options are in addition to options theretofore granted to Mr. Hooper as an executive officer of the Company (see "Executive Compensation" below), and become immediately exercisable in the event of specified changes in control of the Company.

     Thomas N. Kalishman also holds options granted to him under the Company's 1992 Employee Stock Option Plan (the "Employee Plan") prior to his appointment as a director. Except for the foregoing, no current director of the Company holds any options granted by the Company.

     Under the Settlement Agreement, the term of the arrangements under which Jerome Kalishman became Vice Chairman of the Board in October 1995 in connection with the Company's acquisition of IMA was extended for a period of one year so as to expire on December 9, 1999, provided, that, during such additional year, until Mr. Kalishman's death in November 1998, his annual salary in such position of $100,000 was not payable but benefits and office arrangements continued. Such agreement was terminable by Mr. Kalishman at any time upon at least 60 days' written notice, and was terminable by the Company upon the failure of Mr. Kalishman to perform his duties thereunder owing to illness or other incapacity, if such failure continued for a period of six months, or for other cause (as defined in such agreement). Mr. Kalishman's arrangements with the Company included health insurance benefits and use of an automobile. Mr. Kalishman's arrangements with the Company also included a non-competition agreement extending from the completion of the Company's acquisition of IMA until the later of five years thereafter or two years after all service to the Company had ended.

     In connection with his resignation as President of the Company's United Pipeline Systems division and appointment as a director of the Company in December 1998, the Company and Thomas N. Kalishman have entered into arrangements pursuant to which Mr. Kalishman will continue to receive salary payments, at his prior rate of $140,000 per annum, and medical, dental, life and disability insurance coverage, until June 1999. In addition, Mr. Kalishman will be paid his 1998 bonus, in the amount of $92,815, in addition to $40,000 for transitional expenses.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information with respect to compensation for each of the Company's last three completed fiscal years of (i) the Company's chief executive officer, and (ii) each of the other executive officers whose salary and bonus exceeded $100,000 during the most recent fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                        ANNUAL COMPENSATION              ------------
                             -----------------------------------------    SECURITIES
                                                           OTHER COM-     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     PENSATION(1)    OPTIONS(#)    COMPENSATION
---------------------------  ----   --------   --------   ------------   ------------   ------------
Anthony W. Hooper..........  1998   $392,917   $274,400          --        140,000        $ 18,460(3)
  President and Chief        1997    344,000    160,875     $83,366(5)      49,000          18,269
  Executive Officer(2)       1996    264,604         --          --        150,000          14,434
Robert W. Affholder........  1998   $250,000         --          --         15,000        $ 20,748(5)
  Senior Executive Vice      1997    250,000         --          --          9,000          20,718
  President                  1996    250,000         --          --             --          12,000
William A. Martin..........  1998   $207,683         --          --             --        $ 17,697(6)
  Senior Vice President --   1997    196,297   $ 48,840     $35,437(7)      15,000          17,655
  Chief Financial Officer    1996    186,764         --          --             --           7,049
Robert L. Kelley(8)........  1998   $190,300   $104,741          --             --        $ 16,337(9)
  Vice President, General    1997    181,714     65,120     $39,181(10)     15,000          16,349
  Counsel                    1996    106,462         --      12,842(11)     25,000          41,934

---------------
 (1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

 (2) Mr. Hooper became President and Chief Executive Officer in November 1996, prior to which he was the Company's Senior Vice President-Marketing and Technology.

 (3) Represents $6,400 in 401(k) contributions under the Company's 401(k) Profit-Sharing Plan (the "Restated Plan"), $8,000 in profit-sharing contributions under the Restated Plan, and $4,060 in term life insurance premiums.

 (4) Represents $74,582 pursuant to the Company's relocation plan with respect to the consolidation of facilities in Chesterfield, Missouri (the "Relocation Plan") and $8,784 in reimbursement for taxes. See also "Certain Agreements with Directors and Executive Officers" below.

 (5) Represents $6,400 in 401(k) contributions under the Restated Plan, $8,000 in profit-sharing contributions under the Restated Plan and $6,348 in term life insurance premiums.

 (6) Represents $6,400 in 401(k) contributions under the Restated Plan, $8,000 in profit-sharing contributions under the Restated Plan, and $3,297 in term life insurance premiums.

 (7) Represents $30,885 pursuant to the Relocation Plan and $4,552 in reimbursement for taxes.

 (8) Mr. Kelley became an executive officer in June 1996, having joined the Company as General Counsel in the prior month.

 (9) Represents $6,400 in 401(k) contributions under the Restated Plan, $8,000 in profit-sharing contributions under the Restated Plan and $1,937 in term life insurance premiums.

(10) Represents $34,961 pursuant to the Relocation Plan and $4,220 in reimbursement for taxes.

(11) Represents reimbursement for taxes.

     Option Grant Table. The following table sets forth certain information regarding options granted by the Company during the year ended December 31, 1998 to the individuals named in the above compensation table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                              ------------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF                                                 ANNUAL RATES OF STOCK
                              SECURITIES      % OF TOTAL                                 PRICE APPRECIATION
                              UNDERLYING    OPTIONS GRANTED    EXERCISE                  FOR OPTION TERM(2)
                               OPTIONS       TO EMPLOYEES       PRICE     EXPIRATION   -----------------------
            NAME              GRANTED(#)   IN FISCAL YEAR(1)    ($/SH)       DATE          5%          10%
            ----              ----------   -----------------   --------   ----------   ----------   ----------
Anthony W. Hooper...........   125,000(3)        62.2%          $13.50     07/15/08    $1,061,260   $2,689,440
                                15,000(4)         7.5            13.81     12/18/08       130,311      330,223
Robert W. Affholder.........    15,000(4)         7.5            13.81     12/18/08       130,311      330,223
William A. Martin...........        --             --               --           --            --           --
Robert L. Kelley............        --             --               --           --            --           --

---------------
(1) Based upon options granted to executive officers under the Director Plan and a limited number of grants to employees under the Employee Plan. Options were not granted generally under the Employee Plan between November 1997 and February 1999.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options are granted to their expiration date.

(3) Such options were granted under the Director Plan (see "Director Compensation" above), with one-quarter of such options exercisable upon grant and the remainder becoming exercisable in three equal annual installments thereafter.

(4) Such options were granted under the Director Plan (see "Director Compensation" above) and are currently exercisable.

     Aggregate Option Exercises and Year-End Option Table. The following table sets forth certain information regarding exercises of stock options, and stock options held as of December 31, 1998, by the individuals named in the above compensation table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL YEAR-END(#)        AT YEAR-END($)(1)
                         SHARES ACQUIRED      VALUE      -----------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED($)   EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   -----------   -----------     -------------   -----------   -------------
Anthony W. Hooper......          --              --        136,000          240,000         588,143       636,700
Robert W. Affholder....          --              --         24,000              -0-          62,063           -0-
William A. Martin......       6,000          56,598         18,000            9,000          34,520        51,750
Robert L. Kelley.......          --              --         24,750           15,250          62,625        61,125

---------------
(1) Calculated on the basis of the fair market value of the underlying securities at year-end, minus the exercise price.

STOCK PLANS

     In June 1992, the stockholders of the Company approved the Employee Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock (as subsequently increased) were subject to grants to key employees who are not directors (including executive officers), and the Director Plan, under which options to purchase an aggregate of 500,000 shares of Common Stock (as subsequently increased) were subject to grants to directors of the Company (including executive officers), as previously adopted by the Board of Directors. In June 1994 and June 1998, the stockholders of the Company approved increases in the number of authorized shares of Common Stock available for issuance under the Employee Plan to 1,000,000 shares and 1,850,000 shares, respectively. In June 1998, the stockholders of the Company approved an increase in the number of authorized shares of Common Stock available for issuance under the Director Plan to 1,000,000 shares.

     Both the Employee Plan and the Director Plan are, since November 1996, administered by the Board of Directors, which is empowered to determine the persons who are to receive options, the number of shares to be subject to each option and whether such options will be incentive stock options or non-qualified stock options. Pursuant to amendments to the Employee Plan adopted in April 1994, the Board of Directors may authorize a committee of the Board constituted for such purpose to allocate options approved in the aggregate by the Board of Directors among employees who are not officers. The exercise price of an option under either the Employee Plan or the Director Plan may not be less than the lesser of the fair market value of the Common Stock on the date of grant of the option, or the tangible book value per share of Common Stock as of the end of the fiscal quarter of the Company immediately preceding the grant, provided that no incentive stock option may be granted at an option price which is less than the market value per share of the Common Stock on the date of grant.

     In October 1995, in connection with the consummation of the Company's acquisition of IMA, the Company assumed options (the "IMA Options") previously granted under the Insituform Mid-America, Inc. Stock Option Plan upon the same terms and conditions as contained under such plan, except that: (i) each IMA Option became exercisable for that number of shares of the Company's Common Stock into which the number of shares of IMA Class A Common Stock subject to such option immediately prior to the IMA Merger would have been convertible in such transaction if such shares had been outstanding, and (ii) the option price per share of the Company's Common Stock was adjusted to an amount obtained by dividing (x) the exercise price per share in effect on such date times the number of shares of IMA Class A Common Stock previously covered by such IMA Option, by (y) the number of shares of the Company's Common Stock covered by such option as so assumed. As a result of such arrangements, the Company assumed options covering an aggregate of 449,236 shares of Common Stock, 201,445 shares of which were covered by options outstanding at April 1, 1999.

CERTAIN AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In July 1998, the Company entered into arrangements with Anthony W. Hooper, the Company's Chairman of the Board, President and Chief Executive Officer, which replaced prior arrangements with Mr. Hooper, including the 1997 severance agreement extended by the Company and more fully described below. The new arrangements provide for an initial annual base salary of $400,000, subject to annual review, in addition to bonus payments in an amount calculated as a percentage of base salary with a center point objective of 50 percent (intended to provide an opportunity of up to twice the center point). Contemporaneously with completion of the new arrangements, the Company granted to Mr. Hooper options under the Director Plan covering 125,000 shares of Common Stock, which are in addition to options theretofore granted to Mr. Hooper and those subsequently granted (see "Director Compensation" and "Executive Compensation" above).

     Under such arrangements, the Company also provides Mr. Hooper with a car allowance, reimbursement for one country club membership and medical and life insurance benefits. Such arrangements provide that, in the event Mr. Hooper's employment is terminated without "cause" or he resigns with "good reason" (as defined therein), he will be entitled to base salary and bonus over a period of 18 months (or 30 months, if following specified changes in control of the Company), subject to payment, at his election, in a lump sum at a discounted rate, and in all cases together with excise taxes due, if any, and coverage during the foregoing period under the Company's welfare plans (or equivalent coverage).

     In connection with Mr. Hooper's relocation to the Company's new headquarters facilities in Chesterfield, Missouri, and in addition to the amounts extended to Mr. Hooper under the Company's Relocation Plan, in September 1997 the Company extended a loan to Mr. Hooper in the amount of $200,000, due on the fifth anniversary thereof, or earlier in the event of cessation of employment. Such loan accrues interest after default at the rate of 1% per month, and does not accrue interest prior to default except as specified therein.

     Effective October 1998, the Company amended its three-year employment agreement with Robert W. Affholder, entered into in October 1995 in connection with the Company's acquisition of IMA, under which Mr. Affholder serves as Senior Executive Vice President of the Company. Under the amended arrangements, which extend through December 1999, Mr. Affholder receives an annual salary of $125,000 (compared to $250,000 prior to such amendment), and devotes time to the Company's affairs equal to one-half of the time spent prior to such amendment. In the event of Mr. Affholder's death, such arrangements terminate automatically, and are terminable by the Company upon the failure of Mr. Affholder to perform his duties thereunder owing to illness or other incapacity, if such illness continues for a period of six months, or for other cause (as defined in such agreement). Mr. Affholder's arrangements with the Company entitle him to participate in medical and other employee benefit plans and to the use of an automobile. Mr. Affholder has also entered into a non-competition agreement with the Company extending from the completion of the Company's acquisition of IMA until the later of five years thereafter or two years after all service to the Company has ended.

     In June 1997, the Company entered into severance agreements (the "1997 Agreements") with Mr. Hooper and with William A. Martin, the Company's Senior Vice President-Chief Financial Officer, and Robert L. Kelley, the Company's Vice President-General Counsel, which provided that, subsequent to the occurrence of specified events during a period of three years after the date of such agreement, if the employment of such officer was terminated without "cause" or such officer resigned with "good reason" (as those terms were defined under such agreements), or such officer resigned for any reason during a 30-day period (the "Election Period") following the anniversary of the specified events, such officer was entitled to the benefits set forth in the agreement. The election of two members of the Board of Directors in October 1997 outside of the procedures provided for under the Company's acquisition agreement with IMA was one of the specified events. The benefits to which each officer was entitled upon severance from the Company as aforesaid included an amount, payable within 30 days after severance, equal to three times compensation (including base salary and bonus, as defined, and accrued supplemental retirement benefits) plus amounts to cover any excise taxes due, if any, and coverage for a period of three years under the Company's welfare plans (or equivalent coverage).

     The Company has entered into additional arrangements with Mr. Martin providing that his employment will continue until 30 days after prior written notice delivered at any time by either the Company or Mr. Martin. Upon termination of employment, Mr. Martin will be entitled to the severance benefits under the 1997 Agreement applicable to resignation for any reason during the Election Period, fixed at an amount calculated as if termination had occurred during the Election Period, with three-year coverage under the Company's welfare plans to commence on the actual date of Mr. Martin's termination. The Company anticipates that Mr. Martin will continue as Chief Financial Officer until a successor has been appointed, which the Company is engaged in soliciting.

     The Company has entered into additional arrangements with Mr. Kelley providing that he will be entitled to the benefits under the 1997 Agreement applicable to resignation for any reason during the Election Period, fixed at an amount calculated as if termination had occurred during the Election Period payable on December 31, 2002 or, if later, upon six months' prior written notice of voluntary termination by him, or earlier as follows: (i) within 30 days after termination by the Company of his employment for any reason, or in the event of death or disability; (ii) within six months after termination by him of employment for "good reason" (as defined under the agreement); or (iii) within 30 days after termination by him of employment during the 30-day period following the first anniversary of specified changes in control of the Company. Such arrangements also cover excise taxes due, if any, and coverage for a period of three years under the Company's welfare plans (or equivalent coverage).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1998, the Company's Compensation Committee consisted of Stephen P. Cortinovis, Robert W. Affholder and Alfred L. Woods. In addition, the Company's Employee Plan (under which executive officers who are not directors are granted stock options) and its Director Plan (under which executive officers who are directors are granted stock options) were, during the year ended December 31, 1998, administered by the entire Board of Directors which, in addition to the foregoing directors, included Paul A. Biddelman, Anthony W. Hooper, Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr. and (until November 1998) Jerome Kalishman and (from December 1998) Thomas
N. Kalishman.

     In order to finance a portion of the purchase price for its acquisition of Insituform Midwest, Inc., in July 1993 the Company sold its 8.5% senior subordinated note in the principal amount of $5 million (the "Subordinated Note"), and related warrants exercisable with respect to 350,877 unregistered shares of Common Stock, to Hanseatic Corporation ("Hanseatic"), which Hanseatic acquired for discretionary customer accounts and an affiliate. Paul A. Biddelman, a director of the Company, is President of Hanseatic. In February 1997, the Company prepaid all amounts outstanding under the Subordinated Note. The warrants, which were exercisable at the election of the holder at a price per share of Common Stock of $14.25, expired in accordance with their terms in July 1998.

     As principal stockholders of Insituform Group Limited ("IGL"), Interstate Properties (a principal stockholder of the Company in which Mr. Wight, a director of the Company, is a partner), in connection with the Company's acquisition of IGL in 1992 received certain registration rights covering the shares of Common Stock issued in exchange for its Ordinary Shares of IGL, and all other shares of Common Stock held by it. Such agreement expired in accordance with its terms in December 1998. Under such agreement, the stockholder was entitled to demand registration under the Securities Act of 1933 on one occasion (unless the Company was entitled to use a registration statement on Form S-3, in which case the stockholder was entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholder was entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by it.

     As principal stockholders of IMA, Robert W. Affholder, a director of the Company, and Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Jerome Kalishman acted as trustee until November 1998 and as to which Nancy F. Kalishman acts as successor trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), in connection with the Company's acquisition of IMA in 1995 received certain registration rights covering the shares of Common Stock issued in exchange for the class A common stock, $.01 par value, of IMA held by them. Such agreement expired in December 1998. Under such agreement a stockholder was entitled to demand registration under the Securities Act of 1933 on one occasion (unless the Company was entitled to use a registration statement on Form S-3, in which case each stockholder was entitled to three demand registrations) of no less than 500,000 shares of Common Stock. In addition, the stockholders were entitled to incidental registration rights, during the term of such agreement, with respect to the shares of Common Stock beneficially owned by them.

     A subsidiary of the Company is party to a tunnelling equipment lease agreement with A-Y-K-E Partnership, whose partners during the year ended December 31, 1998 consisted of Mr. Affholder and (until November 1998) Jerome Kalishman and thereafter Mrs. Kalishman, as executrix of Mr. Kalishman's estate. Such agreement covers equipment held by such partnership for lease both to the Company's subsidiary and other parties, as available, and is terminable upon 30 days prior notice by either such partnership or the Company's subsidiary. During the year ended December 31, 1998, such partnership was paid $481,000 under such arrangements.

REPORT OF BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company currently consists of three directors, a majority of whom are not executive officers of the Company. The Compensation Committee makes recommendations to the Board of Directors of the Company regarding the compensation arrangements for executive officers of the Company, including the Company's Chief Executive Officer. Administration of the Employee Plan, under which stock options may be awarded to executive officers who are not directors, and of the Director Plan, under which options may be awarded to executive officers who serve on the Board, is vested in the entire Board of Directors.

     The objectives of the Compensation Committee in recommending executive compensation to the Board of Directors are: (i) to offer levels of compensation which are competitive with those offered by other companies in similar businesses; (ii) to compensate executives based on each executive's level of responsibility and contribution to the Company's business goals; (iii) to link compensation with the Company's financial performance; and (iv) to align the interests of the Company's executives with the interests of the Company's stockholders.

     During the year ended December 31, 1998, the achievement of the foregoing objectives was directed to the support of the Company's principal business strategies, including a continuation of the Company's improved profitability in its core business while cutting costs and reducing overhead. In its last fiscal year, these strategies resulted in significant improvement to the Company's operations, which demonstrated an increase in consolidated operating income of 55% compared to the prior year while the market price of the Company's Common Stock (as more fully described below under "Performance Graph") increased 87%.

     As described below, during its last fiscal year the Compensation Committee also directed its attention to the restructuring of severance arrangements with key executive management, including the Company's Chief Executive Officer, in the context of certain milestones having been reached under the severance arrangements extended to these executives in June 1997.

     As a result of the foregoing objectives, the compensation program for the Company's executives, including its Chief Executive Officer, has been formulated to consist principally of: (x) base salary; (y) bonuses; and (z) stock options, as follows:

     (i) Base Salary. The Compensation Committee evaluates executive base salaries by level of responsibility, individual performances and the Company's performance, as well as by the need to provide a competitive package that allows the Company to retain key executives. At the commencement of each year, the Chief Executive Officer, in consultation with key executives, establishes individual performance objectives for the ensuing year. After reviewing individual and Company performance and available information on salaries at other companies of similar size (with particular focus on other construction-based operations), the Chief Executive Officer makes recommendations to the Compensation Committee concerning the base salaries of executive officers.

     The Compensation Committee reviews and, with any changes it deems appropriate, approves the recommendations of the Chief Executive Officers for submission to the Board of Directors. Using the same review process, the Compensation Committee makes decisions pertaining to the Chief Executive Officer.

     During the year ended December 31, 1998, remuneration as President and Chief Executive Officer to Mr. Hooper was initially at the rate of $357,500 per annum, pursuant to his employment arrangements entered into with the Company upon appointment to that position in November 1996 and reflecting an upwards adjustment of ten percent in July 1997 in connection with relocation of the Company's headquarters to Chesterfield (consistent with analysis by an independent consultant of differences in living costs and as applied generally to relocating employees). The Company also extended certain loan arrangements to Mr. Hooper in connection with relocation, which remain outstanding as described under "Certain Agreements with Directors and Executive Officers" above. In July 1998 in connection with the renegotiation of his employment and severance arrangements, Mr. Hooper's base salary was increased to the rate of $400,000 per annum (see "Certain Agreements with Directors and Executive Officers" above).

     (ii) Cash Bonuses. Under historical guidelines designed to motivate and reward key management personnel through the award of cash bonuses, the Chief Executive Officer and executive officers who report to the Chief Executive Officer are eligible for bonuses calculated as a percentage of base salary, which in the case of executives who report to the Chief Executive Officer are up to approximately 50% of base salary. Such guidelines have typically provided for an award of cash bonuses based on the achievement of corporate goals recommended by senior executive management and approved by the Board of Directors, individual objectives established for executive management by the Compensation Committee in discussions with the Chief Executive Officer, and an evaluation of executive management by the Compensation Committee.

     During the year ended December 31, 1998, bonus amounts earned by the Chief Executive Officer were in the amount of $274,400 and were based on the Compensation Committee's evaluation of such specific factors as the Company's substantial progress in rationalizing operations and improving earnings per share. As part of Mr. Hooper's employment arrangements entered into in July 1998, he will be entitled to bonus payments in an amount calculated as a percentage of base salary with a center point objective of 50 percent, intended to provide an opportunity of up to twice the center point.

     (iii) Stock Options. The primary purpose of the Company's stock option program is to align the interests of the Company's executive officers more closely with the interests of the Company's stockholders by offering the executives an opportunity to benefit from increases in the market price of the Common Stock. The Company's stock option program provides long-term incentives that have enabled the Company to attract and retain key employees by encouraging their ownership of the Company's Common Stock. In connection with attracting new executive management, the Compensation Committee has typically authorized the grant of options effective upon commencement of employment.

     The Company's current executive officers, collectively, hold options under the Employee Plan and, in the case of Messrs. Hooper and Affholder, under the Director Plan. During the year ended December 31, 1998, the Company authorized an option grant under the Director Plan to the Chief Executive Officer in connection with the execution of new employment arrangements in July 1998 covering 125,000 shares, and both he and Mr. Affholder were granted options under the Director Plan commensurate with the grants to all directors in December 1998 (in each case covering 15,000 shares of Common Stock). In defining the limits of option grants for executive officers and in selecting individual officers for options and determining the terms thereof, the Company will continue to take into consideration any factors it deems relevant, including present and potential contributions to the success of the Company.

     As more fully described above under "Certain Agreements with Directors and Executive Officers" above, the severance agreements extended by the Company to the Chief Executive Officer and two additional executive officers in June 1997, in the context of the proxy contest with respect to the 1997 Annual Meeting, provided, among other matters, that if the executive resigned for any reason during a 30-day period following the anniversary of specified events (which extended to the election of two directors in October 1997 outside of the procedures provided for in the Company's acquisition agreement with IMA), the executive was entitled to the benefits set forth in the agreement (including amounts equal to three times base salary and bonus, as defined therein). During the year ended December 31, 1998, the Company and Mr. Hooper entered into arrangements replacing the 1997 agreement, which provide severance to Mr. Hooper in the event employment is terminated without "cause" or with "good reason" (as defined) equal to base salary and bonus over a period of 18 months (or 30 months if following subsequent specified events). The Company and the other executives have entered into additional arrangements providing: (i) in the case of William Martin, Senior Vice President-Chief Financial Officer of the Company, that his employment will continue until after 30 days prior notice by either party, upon which he will be entitled to an amount calculated pursuant to the 1997 agreement as if termination had occurred during the foregoing permitted period; and (ii) in the case of Robert L. Kelley, Vice President-General Counsel of the Company, that at the later of December 31, 2002 or upon six months prior written notice of voluntary termination by him (or earlier in other circumstances) he will be entitled to an amount calculated pursuant to the 1997 agreement as if termination had occurred during the foregoing permitted period.

     Pursuant to the recommendation of the Compensation Committee, the Board of Directors has also adopted, effective February 1, 1999, a non-qualified, deferred compensation plan for key employees, under which highly-compensated employees, including executive management, will be able to defer, at their election, up to specified maximum amounts of compensation by contribution of such amounts to the plan. The plan allows for base pay deferral, when aggregated with 401(k) base pay contributions under the Restated Plan, of up to 15% of base salary, and bonus deferral, in addition to 401(k) bonus contributions under the Restated Plan, of up to 25% of bonus amounts. Under the plan, the Company will match the first 3% of contributions at a 100% rate, and the next 2% of contributions at a 50% rate (limited to compensation up to $160,000 per annum). Contributions under the plan increase by an amount to match the performance of participant-selected indices. The Company has the option to actually invest participant contributions in whatever manner it chooses. Subject to claims of creditors, the Company will pay account balances to participants after termination of employment based on their deferrals into the accounts and the investment performance from their selected indices.

                            ------------------------

     Section 162(m) ("Section 162") of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation paid after 1993 to each of the Chief Executive Officer and the four other most highly compensated officers of the Company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162. In making compensation decisions, the Company will consider the net cost of compensation to it and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162. The Company anticipates that deductibility of compensation payments will be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decision based upon an overall determination of what it believes to be in the best interests of its stockholders.

     The foregoing report on executive compensation is provided by the following directors, constituting the entire Board of Directors:

Robert W. Affholder                    Silas Spengler
Paul A. Biddelman                      Sheldon Weinig
Stephen P. Cortinovis                  Russell B. Wight, Jr.
Anthony W. Hooper                      Alfred L. Woods
Thomas N. Kalishman

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the performance graph that follows shall not be deemed incorporated by reference into any such filings.

PERFORMANCE GRAPH

     The following performance graph compares the total stockholder return on the Company's Common Stock to the S&P 500 Index and a Composite Peer Group Index for the past five years. The Composite Peer Group Index is comprised of Insituform East Incorporated, Utilx Corporation, Michael Baker Corporation, BFC Construction Corporation (formerly Banister Foundation, Inc.), Granite Construction, Inc., MYR Group, Inc. (formerly The LE Meyers Co. Group) and J. Ray McDermott, S.A. (weighted by market capitalization). The graph assumes that $100 was invested in the Company's Common Stock and each Index on December 31, 1993 and that all dividends were reinvested.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

        MEASUREMENT PERIOD              'INSITUFORM                            COMPOSITE PEER
      (FISCAL YEAR COVERED)         TECHNOLOGIES, INC.'     S&P 500 INDEX        GROUP INDEX
1993                                      100.00               100.00              100.00
1994                                       94.90               101.32               89.98
1995                                       94.90               139.40              116.35
1996                                       60.20               171.40              135.18
1997                                       63.27               228.59              225.84
1998                                      118.37               293.91              197.95

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The following table sets forth certain information as of April 1, 1999 with respect to the number of shares of Common Stock owned by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company who owned beneficially any shares of Common Stock, (iii) each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group:

                                                         NUMBER OF SHARES
                                                          OF COMMON STOCK                  PERCENT
BENEFICIAL OWNER                                       BENEFICIALLY OWNED(1)              OF CLASS
----------------                                       ---------------------              ---------
Nancy F. Kalishman...................................        3,099,348(2)                      12.1%
  11445 Conway Road
  St. Louis, Missouri 63131
T. Rowe Price Associates, Inc. ......................        2,705,500(3)                      10.6
  100 East Pratt Street
  Baltimore, Maryland 21202
Interstate Properties................................        1,660,072                          6.5
  Park 80 West-Plaza Two
  Saddle Brook, New Jersey 07663(4)
     David Mandelbaum................................        1,660,072(5)                       6.5
       80 Main Street
       West Orange, New Jersey 07052
     Steven Roth.....................................        1,670,072(5)                       6.5
       Park 80 West-Plaza Two
       Saddle Brook, New Jersey 07663
     Russell B. Wight, Jr............................        1,763,735(5)(6)(7)                 6.9
       Park 80 West-Plaza Two
       Saddle Brook, New Jersey 07663

                                                         NUMBER OF SHARES
                                                          OF COMMON STOCK                  PERCENT
BENEFICIAL OWNER                                       BENEFICIALLY OWNED(1)              OF CLASS
----------------                                       ---------------------              ---------
Kalmar Investments Inc. .............................        1,669,375(8)                       6.5
  3701 Kennett Pike
  Greenville, Delaware 19807
Robert W. Affholder..................................        1,331,858(6)(9)                    5.2
  1622 Timberlake Manor Parkway
  Chesterfield, Missouri 63017
Paul A. Biddelman....................................           24,000(6)                          (10)
Stephen P. Cortinovis................................           29,000(11)                         (10)
Anthony W. Hooper....................................          161,300(12)                         (10)
Thomas N. Kalishman..................................          438,463(13)                      1.7
Silas Spengler.......................................           26,000(6)                          (10)
Sheldon Weinig.......................................           36,099(6)                          (10)
Alfred L. Woods......................................           29,500(11)                         (10)
William A. Martin....................................           29,000                             (10)
Robert L. Kelley.....................................           26,450(14)                         (10)
Directors and Executive Officers as a group (13              3,929,555(15)                     15.1
  persons)...........................................

---------------
 (1) Except as otherwise indicated, as of April 1, 1999 all of such shares are owned with sole voting and investment power.

 (2) Represents: (i) 142,159 shares beneficially owned by Nancy F. Kalishman, individually, (ii) 2,869,274 shares beneficially owned by Xanadu Investments, L.P. (the general partners of which are The Jerome Kalishman Revocable Trust, as to which Nancy Kalishman acts as successor trustee, and The Nancy F. Kalishman Revocable Trust, as to which Nancy F. Kalishman acts as trustee), and (iii) 78,915 shares (the "Fund Shares") beneficially owned by Nancy F. Kalishman, as successor trustee of The Jerome and Nancy Kalishman Family Fund. Excludes: (i) 312,688 shares beneficially owned with sole voting and investment power by John Kalishman (including 10,225 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999), (ii) 302,463 shares beneficially owned with sole voting and investment power by James Kalishman, (iii) 287,462 shares beneficially owned with sole voting and investment power by Susan Kalishman, (iv) 323,463 shares beneficially owned with sole voting and investment power by Thomas N. Kalishman (including 21,000 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999), and (v) 115,000 shares held by The Jerome and Nancy F. Kalishman Irrevocable Grandchildren's Trust, as to which John, James, Susan and Thomas N. Kalishman (all of whom are children of Nancy F. Kalishman) act as co-trustees and have shared voting and investment power; Nancy F. Kalishman disclaims beneficial ownership of such shares.

 (3) Represents securities as to which T. Rowe Price Associates, Inc. ("Associates") serves as investment advisor beneficially owned by various individual and institutional investors, including 1,830,000 shares beneficially owned by T. Rowe Price Small-Cap Value Fund, Inc. (the "Fund"), a registered investment company. In a Statement on Schedule 13G, as amended, filed with the Securities and Exchange Commission, Associates and the Fund have reported that Associates has sole investment power over all such shares, and that Associates and the Fund have sole voting power over, respectively, 233,900 shares and 1,830,000 shares. Associates disclaims beneficial ownership of all such securities.

 (4) In a Statement on Schedule 13D filed with the Securities and Exchange Commission by Interstate Properties and its partners, such parties have reported that Interstate Properties is a general partnership consisting of David Mandelbaum, Steven Roth and Russell B. Wight, Jr.

 (5) Includes 1,660,072 shares beneficially owned by Interstate Properties.

 (6) Includes 24,000 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

 (7) Includes 74,991 shares held by a foundation as to which Mr. Wight has sole voting and investment power.

 (8) In a Statement on Schedule 13G filed with the Securities and Exchange Commission, Kalmar Investments Inc., a registered investment advisor, has reported sole investment power with respect to such shares.

 (9) Includes 3,000 shares beneficially owned by Mr. Affholder as trustee of the Robert W. and Pamela Rae Affholder Grandchildren's Trust.

(10) Less than one percent.

(11) Includes 29,000 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

(12) Includes 124,000 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

(13) Excludes shares beneficially owned by Nancy F. Kalishman, as to which Mr. Kalishman disclaims beneficial ownership. Includes (i) 115,000 shares held by The Jerome and Nancy F. Kalishman Irrevocable Grandchildren's Trust, as to which Mr. Kalishman acts as co-trustee with shared voting and investment power; and (ii) 21,000 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

(14) Includes 24,750 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

(15) Includes 380,400 shares issuable upon exercise of stock options granted by the Company and exercisable at April 1, 1999.

     Pursuant to the Settlement Agreement, each party thereto other than the Company agreed to certain voting and standstill provisions. During the period (the "Term") commencing on the date of the Settlement Agreement and ending immediately prior to the Meeting, each such party will cause all shares of capital stock of the Company which have the right to vote generally in the election of directors, including, without limitation, shares of Common Stock (collectively, "Voting Stock"), that are beneficially owned by such party (i) to be present, in person or by proxy, at all meetings of stockholders so that all such shares may be counted for the purpose of determining if a quorum is present at such meetings, and (ii) to be voted in favor of persons nominated and recommended by the Company in any election of directors.

     In addition, during the Term, each such party: (a) shall not directly or indirectly (except through the Company pursuant to due authorization) solicit any proxies or consents with respect to Voting Stock or in any way participate in any solicitation of any proxy with respect to shares of Voting Stock or become a participant in any election contest with respect to the Company or request or induce or attempt to induce any other person to take any such actions or attempt to advise, counsel or otherwise influence in any way any person with respect to the voting of Voting Stock; provided however that such constraint shall not apply to actions taken in advance of the Meeting with respect to actions to be taken at the Meeting, including, without limitation, the election of directors; (b) shall not, subject to exception (i) form, join or otherwise participate in any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any Voting Stock (a "13D Group"), (ii) otherwise act in concert with any other person for the purpose of holding or voting Voting Stock, or (iii) file any amendment to any Schedule 13D that relates to a plan or proposal to seek to influence control of the Company or that contains any statement that is in any way inconsistent with the provisions of the Settlement Agreement; provided that such constraint shall not apply to any 13D Group formed for the purposes of conducting a solicitation or otherwise taking action with respect to actions to be taken at the Meeting, including, without limitation, the election of directors; (c) shall not, subject to exception, deposit any Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock or other agreement having similar effect; (d) except as expressly contemplated by the Settlement Agreement, shall not make any proposal or bring any business before any meeting of stockholders and, other than actions proposed or taken at any meeting of the Board of Directors, shall not take or seek to take any action in the name or on behalf of the Company except pursuant to the performance of any responsibilities attendant to any office in the Company held by such party or pursuant to a resolution adopted by the Board of Directors; (e) shall not call, request the call, or seek to call, any special meeting of stockholders; and (f) shall not enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing matters.

     Nothing in the Settlement Agreement shall, however, prevent any party to the Settlement Agreement from taking any of the actions referred to in clauses
(a), (b), (c) and (insofar as it relates to clauses (a), (b) and (c)), clause
(f) above, to the extent (but solely to the extent) that such actions are taken in response to any proposal relating to matters other than (i) the election of directors, (ii) the election, approval or ratification of accountants, (iii) a proposal made by a stockholder or (iv) a proposal relating to certain employee compensation plans, that is set forth in any preliminary or definitive proxy statement filed by the Company with the Securities and Exchange Commission. Pursuant to the Settlement Agreement, the parties also agreed that, in the event that any directors other than the Company's nominees are elected at the Meeting as the result, directly or indirectly, of a breach of the Settlement Agreement or any failure to vote in favor of matters specified in the Settlement Agreement, by any party or parties hereto, the voting and standstill obligations of such breaching or non-voting party or parties, and its affiliates as described above shall not terminate at the time specified above but shall terminate on December 31, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of copies of reports received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, and the written representations of its incumbent directors and officers, and holders of more than ten percent of any registered class of the Company's equity securities, the Company believes that during 1998 all filing requirements applicable to its directors, officers and ten percent holders under said section were satisfied, except that Nancy F. Kalishman reported on a timely filed Form 5 for 1998 her succession as trustee with respect to the Fund Shares upon the death of Jerome Kalishman in November 1998.

                    II.  AMENDMENT TO THE COMPANY'S BY-LAWS

     At the Meeting, stockholders are being asked to approve the By-Law Amendment providing procedures for nominations for election of directors and the filling of vacancies on the Board of Directors that would replace the Settlement Nominating Committee and the other procedures set forth in the Settlement Agreement upon its lapse following the Meeting.

     As described above under "I. Election of Directors," the Settlement Agreement entered into by the Company to end the pending proxy contest with respect to the 1997 Annual Meeting provides that if, during the period ending immediately prior to the Meeting, any director then in office resigns or is unable to serve for any reason, such vacancy will be filled only with a designee chosen by the members of the Settlement Nominating Committee. Subject to the other provisions of the Settlement Agreement, the Company has committed under the Settlement Agreement to nominate and recommend such designee for election to the Board of Directors. Following the Meeting, the Company will not be bound by such procedures.

     Accordingly, the Board of Directors desires to provide for procedures that will apply following the Meeting to the selection of nominees for election as directors, in a manner that will provide for continued stability to, and strengthen, the Company's corporate governance. The By-Law Amendment contemplates that, following the Meeting, the Board of Directors will not act to nominate any individual for election as a director if he is not then serving as a director, or fill any vacancy on the Board, unless the person chosen is: (i) recommended to the Board of Directors by a new Nominating Committee that will take office following the Meeting, or (ii) approved by the unanimous vote of the members of the Board. Once an individual is selected in accordance with the procedures contemplated by the By-Law Amendment, the determination of whether to nominate him for election to, or appoint him to fill a vacancy on, the Board of Directors would remain subject to action by the Board of Directors.

     The new Nominating Committee of the Board of Directors would consist of three directors and, subject to approval and adoption by the stockholders of the By-Law Amendment, take office immediately following the Meeting. The functions of the new Nominating Committee will include establishing criteria for the selection of nominees for election as directors, reviewing the qualifications of and maintaining information concerning potential nominees, making appropriate recommendations to the Board with respect to nominees, reviewing on a long-term basis the size and composition of the Board and establishing procedures for stockholders to submit and for the committee to review proposed nominations.

     The Board of Directors has determined that the Nominating Committee, subject to approval and adoption of the By-Law Amendment, will consist initially of Anthony W. Hooper, the Chairman of the Board, President and Chief Executive Officer of the Company, and Robert W. Affholder and Russell B. Wight, Jr., the current members of the Settlement Nominating Committee. The presence of all members of the Nominating Committee will be required to form a quorum, and the favorable vote of a majority of its members will constitute the act of the committee.

     Under the By-Law Amendment, the nominating procedure thereby provided may only be amended by a unanimous vote of the Board of Directors or by a vote of stockholders representing a majority of the issued and outstanding shares of Common Stock.

BY-LAW AMENDMENT

     There will be presented to the stockholders at the Meeting a proposal to amend the Company's By-laws as follows:

     (i) Section 14 of Article III of the Company's By-laws would be redesignated as Section 15, and the following new Section 14 added immediately prior thereto:

             "14.  NOMINATING COMMITTEE

              Effective immediately subsequent to the 1999 annual meeting of the stockholders, the board shall designate a nominating committee consisting of three directors who shall serve at the pleasure of the board, the functions of which shall include establishing criteria for the selection of the nominees for election as directors, reviewing the qualifications of and maintaining information concerning potential nominees, making appropriate recommendations to the board with respect to nominees for election as directors at the annual meeting of stockholders, reviewing on a long-term basis the size and composition of the board, and, as vacancies occur on the board between annual meetings, establishing procedures for stockholders to submit and said Committee to review proposed nominations. The board shall not, subsequent to the 1999 annual meeting of the stockholders, nominate any person not then serving as a director for election as a director, or fill any vacancy on the board with any person, unless such person is either (i) recommended to the board by said Committee or (ii) approved by the unanimous vote of the members of the board of directors. The presence of all members of said Committee shall be necessary to constitute a quorum and to transact business, and the act of the majority of the members at a meeting at which a quorum is present shall be the act of said Committee. Meetings of said Committee may be called by any member thereof, upon written or oral notice of such meeting given to each member at least 24 hours prior thereto. The Chairman of the Board shall preside at all meetings of said Committee."

     (ii) Section 8 of Article III of the Company's by-laws would be amended to read as follows:

             "8.  NEWLY-CREATED DIRECTORSHIPS
                 AND VACANCIES.

              Any vacancy on the board of directors and any newly-created directorship resulting from an increase in the number of directors may be filled by the directors in accordance with the Corporation's Certificate of Incorporation and Section 14 of this Article III."

     (iii) Article XI of the Company's By-laws would be amended by deleting the period at the end thereof and adding the following:

         "provided, further, however, that the provisions of Sections 8 and 14 of Article III may only be amended by a unanimous vote of the members of the board of directors or by a vote of the stockholders, representing a majority of all of the shares issued and outstanding, at any annual stockholders' meeting or at any special stockholders' meeting."

     The By-Law Amendment will not be made effective unless it is approved and adopted by the holders of a majority of the outstanding shares of the Company's Common Stock. The Board of Directors believes the By-Law Amendment will assist in strengthening the process by which nominees are selected and vacancies filled, and therefore urges stockholders to vote FOR approval and adoption of the By-Law Amendment. Because the approval of the By-Law Amendment is conditioned upon approval of the Charter Amendment, if the Charter Amendment is not approved by the requisite vote of the Company's stockholders, the By-Law Amendment will not be effected. In addition, if the By-Law Amendment is not approved by the Company's stockholders, the Charter Amendment will not be effected.

         III.  AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

     In connection with the By-Law Amendment stockholders are being asked to approve the Charter Amendment, in order to conform the filling of vacancies on the Board of Directors to the procedures set forth in the By-laws of the Company.

     As described above under "II. Amendment to the Company's By-Laws," approval and adoption of the By-Law Amendment will provide procedures for nominations for election of directors and the filling of vacancies on the Board of Directors that would replace the procedures set forth in the Settlement Agreement upon its lapse following the Meeting. Once an individual is selected in accordance with the procedures contemplated by the By-Law Amendment, the determination of whether to nominate him for election to, or appoint him to fill a vacancy on, the Board of Directors would remain subject to action by the Board of Directors.

     Currently, Article SIXTH of the Company's Certificate of Incorporation states that vacancies will be filled by a majority of the directors then in office, except that, during the period ending immediately prior to the Meeting, appointments will be made in accordance with the procedures set forth in the Settlement Agreement. The Charter Amendment would, following the Meeting, substitute the Company's By-laws for the Settlement Agreement, thereby conforming the provisions regarding Board vacancies to the procedures contemplated by the By-Law Amendment.

CHARTER AMENDMENT

     There will be presented to the stockholders at the Meeting a proposal to amend the first sub-paragraph of paragraph (2) of Article SIXTH of the Company's Certificate of Incorporation to read as follows:

          "(2) Vacancies in the Board of Directors shall be filled by a majority of the directors then in office subject to the procedures set forth in the by-laws of the corporation. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor."

     The Charter Amendment will not be made effective unless it is approved and adopted by the holders of a majority of the outstanding shares of the Company's Common Stock. The Board of Directors urges stockholders to vote FOR approval and adoption of the Charter Amendment. Because the approval of the Charter Amendment is conditioned upon approval of the By-Law Amendment, if the By-Law Amendment is not approved by the requisite vote of the Company's stockholders, the Charter Amendment will not be effected. In addition, if the Charter Amendment is not approved by the Company's stockholders, the By-Law Amendment will not be effected.

                  IV.  RELATIONSHIP WITH INDEPENDENT AUDITORS

     Arthur Andersen LLP, independent certified public accountants, has audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1998. While the Audit Committee has not yet selected independent certified public accountants for the current fiscal year, which ends on December 31, 1999, the Company anticipates that Arthur Andersen LLP will continue as the Company's auditors. The Audit Committee will make its recommendations to the Board of Directors later this year, at which time the independent certified public accountants for the current fiscal year will be selected.

     One or more representatives of Arthur Andersen LLP will attend the Meeting, will have an opportunity to make a statement and will respond to appropriate questions from stockholders.

                               V.  OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               VI.  MISCELLANEOUS

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the proxy, unless the proxy is revoked. If no directions are indicated in such proxy, the shares represented thereby will be voted FOR approval and adoption of the By-Law Amendment, FOR approval and adoption of the Charter Amendment and, in the election of directors, in favor of the nine nominees proposed by the Board of Directors. Any proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company prior to the actual vote at the Meeting. The casting of a later dated ballot or proxy at the Meeting by a stockholder who may theretofore have given a proxy will have the effect of revoking the initial proxy.

     All costs relating to the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for the reasonable expenses in sending soliciting material to their principals. The Company has engaged Morrow & Co., 445 Park Avenue, New York, New York 10022, to aid in the solicitation of proxies with respect to the Meeting for a fee estimated at $7,500 plus reimbursement for reasonable and customary out-of-pocket expenses.

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

     The Company's By-laws provide that, subsequent to the Meeting, in order for a stockholder to nominate a candidate for director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. In the case of an annual meeting of stockholders, to be timely a stockholder's notice must ordinarily be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days (which for the 2000 annual meeting of stockholders would be February 26,

2000) nor more than 120 days (which for the 2000 annual meeting of stockholders would be January 27, 2000) prior to the anniversary date of the preceding year's annual meeting of stockholders.

     However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days compared to the date of the preceding year's annual meeting, notice by the stockholder to be timely made must be received not later than the close of business on the later of (i) the ninetieth day prior to the meeting, or (ii) the tenth day following the date on which the date set for the meeting is first announced publicly. Any stockholder filing a notice of nomination must include the information required by the Company's By-laws, including information about the nominee, as well as the name and address of the stockholder and the number of shares of Common Stock held by the stockholder.

     In order for a stockholder to bring other business before an annual meeting of stockholders subsequent to the Meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Company within the time limits described above. Such notice must include the information required by the Company's By-laws, including a description of the proposed business, the reasons therefor, and any interest the stockholder has in such business.

     In the event that a stockholder fails to notify the Company within the time limits described above of an intent to be present at the Company's 2000 annual meeting of stockholders in order to present a proposal for a vote, the Company will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in the Company's Proxy Statement. Stockholder proposals intended to be presented at the 2000 annual meeting must be received by the Company by December 18, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                                          HOWARD KAILES,
                                          Secretary

Chesterfield, Missouri
April 16, 1999

                         INSITUFORM TECHNOLOGIES, INC.
                              CLASS A COMMON STOCK

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Stockholders of Insituform Technologies, Inc. (the "Company") to be held at the Frontenac Hilton-St. Louis, 1335 South Lindbergh Boulevard, St. Louis, Missouri on Wednesday, May 26, 1999 at 10:00 A.M., local time, and the Proxy Statement in connection therewith and (2) appoints Anthony W. Hooper, William A. Martin and Robert L. Kelley and each of them his proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of Class A Common Stock, $.01 par value (the "Common Stock"), of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, all of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

/ / Please mark your
/ / votes as in this example

                           FOR               WITHHOLD
                       all nominees          AUTHORITY
                     listed at right      to vote for all
                   (except as marked      nominees listed
                 to the contrary below)       at right


(Instructions: To withhold authority to vote for any individual nominee as a director, write that nominee's name in the space provided below)

               ---------------------------------------------------------------



(a) Election of
    Directors             [ ]                   [ ]

                                             Nominees: Robert W. Affholder
                                                       Paul A. Biddelman
                                                       Stephen P. Cortinovis
                                                       Anthony W. Hooper
                                                       Thomas N. Kalishman
                                                       Silas Spengler
                                                       Sheldon Weinig
                                                       Russell B. Wight, Jr.
                                                       Alfred L. Woods

(b) Proposal to approve and adopt            FOR    AGAINST    ABSTAIN
    an amendment to the Company's
    By-Laws providing procedures for         [ ]      [ ]        [ ]
    nominations for election of
    directors and the filling of
    Board vacancies (effective subject
    to approval of proposal (c))

(c) Proposal to approve and adopt            FOR    AGAINST    ABSTAIN
    an amendment to the Company's
    Certificate of Incorporation to          [ ]      [ ]        [ ]
    conform the filling of Board
    vacancies to the procedures in
    the By-Laws (effective subject to
    approval of proposal (b))

(d) In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO HEREON.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SIGNATURE:                                             DATED:
          --------------------------------------------        -----------------
                  (and TITLE, if applicable)
SIGNATURE:                                             DATED:
          --------------------------------------------        -----------------
          (if held jointly) (and TITLE, if applicable)

Please date this proxy and sign your name exactly as it appears herein. Where there is more than one owner, each should sign. When signing as an attorney, administer, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.